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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Vectra Banking Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Vectra Banking Corporation of our report dated January 31, 1997, relating to the consolidated balance sheets of Vectra Banking Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Vectra Banking Corporation.

Our report refers to a change in the method of accounting for goodwill in 1994.


                                        /s/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP


Denver, Colorado
March 25, 1997